Exhibit 26(n)(1)

[Letterhead of Sutherland Asbill & Brennan LLP]

FREDERICK R. BELLAMY

DIRECT LINE: 202.383.0126

E-mail: fred.bellamy@sutherland.com

April 21, 2011

United Investors Life Insurance Company

2001 Third Avenue South

Birmingham, Alabama 35233

Re:	United Investors Universal Life Variable Account (Advantage Plus)
Form N-6 File No. 333-26505

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 16 to the Registration Statement on Form N-6 filed by United Investors Life Insurance Company for certain variable life insurance policies (File No. 333-26505).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
SUTHERLAND ASBILL & BRENNAN LLP

	By:	/s/ Frederick R. Bellamy
Frederick R. Bellamy

FRB/rbb